Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that statements on Schedules 13G and/or 13D and Forms 3, 4 and 5 with respect to the securities of Onconetix, Inc. and any amendments thereto signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement may be included as an exhibit to such statements or amendments. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: July 27, 2026

Keystone Capital Partners, LLC

By:	RANZ Group LLC,
Its Manager

By:	/s/ Fredric Zaino
	Name:	Fredric Zaino
	Title:	Managing Member

RANZ Group LLC

By:	/s/ Fredric Zaino
	Name:	Fredric Zaino
	Title:	Managing Member

Fredric Zaino

By:	/s/ Fredric Zaino